Exhibit 99

Patterson Companies Announces Planned Retirement of Executive

Vice President & CFO R. Stephen Armstrong and Appointment of Ann B. Gugino as

Successor

St. Paul, Minn.—Jun. 10, 2014—Patterson Companies, Inc. (Nasdaq: PDCO) today announced that R. Stephen Armstrong (63), executive vice president and CFO, will step down at the end of October 2014, after more than 15 years with the company. Ann B. Gugino (42), Patterson’s vice president of strategy and planning, has been appointed vice president and CFO effective November 1, 2014, reporting to chairman and CEO Scott P. Anderson. Armstrong will serve as a senior advisor to the company through fiscal year 2016, ensuring a smooth transition of duties.

“Over the past 15 years, Steve has served as our CFO as our annual revenues have increased from less than $900 million to over $4 billion. We’ve grown from just one business line to three divisions and our global footprint has expanded dramatically,” said Anderson. “Steve has provided Patterson with exceptional counsel during his tenure and is highly respected by his colleagues at Patterson, our Board of Directors, the financial community and our shareholders. He has helped build our strong financial platform as well as strategically position the Company to take advantage of the growth opportunities ahead of us.”

Commented Armstrong, “Being part of Patterson the past decade and a half has been the highlight of my professional career; one I wish everyone could experience. Patterson’s focus on exceptional customer service, a spirit of innovation and a commitment to long-term value creation, all within a culture grounded in integrity and fairness, provided a terrific opportunity for me. This financial leadership transition has been well planned and now is an appropriate time to implement it. I look forward to continuing to work with Scott and Ann to complete the process over the coming months. It is with extreme gratitude that I thank the entire organization for affording me the chance to work with this wonderful company.”

Gugino has been with Patterson Companies since 2000, serving as the company’s vice president, strategy and planning since 2012. In that role, Gugino has teamed with executive management in creating and implementing strategic initiatives. She has also been responsible for leading Patterson’s corporate-wide planning, forecasting and budgeting activities as well as managing the investor relations function. In addition, Gugino has served in several financial and operational management leadership roles within Patterson Dental, including vice president, finance and operations and controller. Before joining Patterson, Gugino was an audit manager with Ernst & Young LLP. She currently serves on the board of directors of Oral Health America and Washburn Children’s Center. She is a candidate for an MBA degree from the Kellogg School of Management of Northwestern University in December 2014, and holds an undergraduate degree in accounting from the University of Wisconsin-Eau Claire.

“Ann has been a key leader in both financial management and strategic planning for Patterson for more than a decade,” continued Anderson. “Her appointment reflects our thoughtful approach to succession planning, as Steve recognized her considerable talents and brought her into Patterson nearly 15 years ago. With Ann’s deep understanding of our company’s operations, her superior business and financial acumen, and her ability to interact with our shareholders and the financial community, we believe she is uniquely qualified to step into this position, and are confident she will be a valuable contributor to our future success.”

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Said Gugino, “I want to take this opportunity to thank Scott and the Board of Directors for the confidence they have shown in appointing me to this position and Steve for his counsel and guidance over the years. I am fortunate to work with such a strong and talented group of people and look forward to helping advance Patterson’s deep tradition of innovation and excellence.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor in the U.S. and U.K. of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals predominantly to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information contact:

Scott P. Anderson	Al Galgano
Chairman and Chief Executive Officer	PadillaCRT
651-686-1600	612-455-1720

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